Exhibit (n)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Post-Effective Amendment No. 4 to Registration Statement No. 333-173601 on Form N-2 of our report dated May 24, 2013, relating to the financial statements and financial highlights of BlackRock Preferred Partners, LLC (the “Fund”) appearing in the Prospectus, and to the references to us under the heading "Independent Registered Public Accounting Firm", “Financial Highlights” and “Accountants and Legal Counsel” in the Prospectus, which is part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Philadelphia, Pennsylvania

July 24, 2013